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                                                                     EXHIBIT 5

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]

                                                             December 31, 1998

                    Time Warner Entertainment Company, L.P.
              American Television and Communications Corporation
                          Warner Communications Inc.

Ladies and Gentlemen:

                  We have acted as counsel for Time Warner Entertainment Company, L.P., a Delaware limited partnership (the "Issuer"), American Television and Communications Corporation, a Delaware corporation ("ATC"), and Warner Communications Inc., a Delaware corporation ("WCI" and, together with ATC, the "Guarantors"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to (i) the debt securities of the Issuer (the "Debt Securities") and
(ii) the guarantees of the Debt Securities by the Guarantors (the "Guarantees"). The Debt Securities will be issued under an Indenture (the "Indenture"), among the Issuer, the Guarantors and The Bank of New York (the "Trustee"), as Trustee, filed as Exhibit 4.1 to the Registration Statement.

                  In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Certificate of Limited Partnership of the Issuer, as amended, (b) the Agreement of Limited Partnership of the Issuer, as amended, (c) the Admission Agreement, dated as of May 16, 1993, between the Issuer and U S West, as amended, (d), the Certificate of Incorporation, as amended, and By-laws of ATC, (e) the Restated Certificate of Incorporation, as amended, and By-laws, as amended, of WCI, (f) the Indenture, (g) the form of the Debt Security and (h) the

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resolutions of the Managing General Partners of the Issuer and the resolutions of the Board of Directors of each Guarantor authorizing the registration of the Debt Securities and the Guarantee.

                  Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of opinion that:

                  1. Based solely on a certificate from the Secretary of State of the State of Delaware, the Issuer is a limited partnership validly existing and in good standing under the laws of the State of Delaware.

                  2. Based solely on a certificate from the Secretary of State of the State of Delaware, each Guarantor is a corporation validly existing and in good standing under the laws of the State of Delaware.

                  3. The Indenture has been duly authorized by the parties thereto and the Indenture, when executed and delivered, and the Debt Securities, when duly authorized, issued, authenticated and delivered in accordance with the terms of the Indenture, and the Guarantees related thereto, will constitute legal, valid and binding obligations of the Issuer and the Guarantors, respectively, entitled to the benefits of the Indenture and enforceable against the Issuer and the Guarantors, respectively, in accordance with their respective terms.

                  The opinion set forth above in paragraph 3 is qualified to the extent we have assumed the due authorization of the Indenture by the Trustee.

                  Our opinion set forth above in paragraph 3 is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect. The enforceability of the Issuer's and the Guarantor's obligations is also subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  We are aware that we are referred to under the heading "Legal Opinions" in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this


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consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                     Very truly yours,



                                  /s/ Cravath, Swaine & Moore


Time Warner Entertainment Company, L.P.
American Television and Communications Corporation
Warner Communications Inc.
      75 Rockefeller Plaza
         New York, NY 10019

399A